Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo / Caroline Gentile
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL ANNOUNCES STRATEGIC REORGANIZATION IN AXIS INSURANCE;
DENNIS REDING APPOINTED TO NEW ROLE OF CHIEF OPERATING OFFICER

Pembroke, Bermuda, January 17, 2007 - AXIS Capital (NYSE:  AXS) announced today a strategic reorganization to further strengthen the global operations of AXIS Insurance.  AXIS Capital also announced today the appointment of Dennis Reding, currently Chairman of AXIS Insurance, to the new position of Chief Operating Officer of AXIS Capital reporting to the CEO and President of AXIS Capital, John Charman.

Under this strategic reorganization of AXIS Insurance, AXIS Insurance will have the following four divisions managed across all geographic locations:  Specialty Lines, Professional Lines, Capital Risk Solutions and AXIS Select Markets.  The Specialty Lines division will include traditional property and casualty specialty insurance products.  The Professional Lines division will include directors’ and officers’, errors and omissions and other professional lines products.  The Capital Risk Solutions division will include political risk, terrorism and aviation products.  The AXIS Select Markets Division will include specialty insurance products largely targeting smaller commercial clients.

John Charman, CEO and President of AXIS Capital, commented:  “We have a clear opportunity to enhance our position as a global leader in specialty lines insurance business.  This strategic organizational repositioning of AXIS Insurance along areas of expertise regardless of geographic location furthers our ability to continue to achieve this objective in the segment, to

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08
Tel. 441.296.2600  Fax 441.405.2600
www.axiscapital.com

continue to provide our international client base multi-product global solutions and to build our position in select new opportunities globally.”

In conjunction with the strategic reorganization of AXIS Insurance, John Gressier has been appointed to succeed Dennis Reding in the position of Chairman of AXIS Insurance.  Mr. Gressier previously held the roles of Deputy Chairman of AXIS Insurance and CEO of AXIS Global Insurance.  Marshall Turner has been appointed to the position of President of AXIS Insurance.  Mr. Turner previously held the role of CEO of AXIS U.S. Insurance.

In his new role, Dennis Reding will continue his oversight of AXIS Insurance.  In addition, he will assist the CEO and President of AXIS Capital in achieving key business and strategic objectives of the company.

Mr. Charman commented:  “I am pleased to announce the appointment of Dennis Reding to the new role of Chief Operating Officer of AXIS Capital.  AXIS Capital is now firmly established as a leading global insurer and reinsurer and, in this new role, Dennis will assist me in coordinating our extensive global operations.  Dennis has demonstrated outstanding leadership in his management of AXIS Insurance and I look forward to working closely with him to advance the competitiveness and efficiency of AXIS Capital globally.

For both John Gressier and Marshall Turner, their promotions are justly deserved recognition for the leadership and value they have brought to our company.  These promotions also recognize their increased responsibilities and the confidence I have in their ability to drive the future of the repositioned AXIS Insurance segment.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2006 of $4.1 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08
Tel. 441.296.2600  Fax 441.405.2600
www.axiscapital.com